Exhibit 11.1

CODE OF MARKET CONDUCT

Up to date as of April 18, 2017

Translation for information purposes only

TABLE OF CONTENT

INTRODUCTION		3
DEFINITIONS		4
1.	CONCEPT OF INSIDE INFORMATION	7
2.	HANDLING OF INSIDE INFORMATION	7
2.1	Principle of financial disclosure	7
2.2	Insider List Registration	8
3.	RULES APPLICABLE TO ANY PERMANENT AND OCCASIONAL INSIDER	9
3.1	General duty of confidentiality	9
3.2	Duty to abstain	9
3.3	Blackout windows	10
3.3.2	Special provisions relating to stock options	11
3.3.3	Special provisions relating to free shares	11
3.4	Reporting obligations	11
4.	ETHICS OFFICER	12
5.	SANCTIONS	13
5.1	Criminal offenses and penalties	13
5.2	Administrative penalties	13
Appendix 1.		15
Appendix 2.		16

Translation for information purposes only

INTRODUCTION

This document, called the Code of Market Conduct (hereinafter the “Code of Market Conduct”), is intended to recall the rules and define the operating principles regarding the financial disclosure policy and the prevention of insider risk within Inventiva.

As a listed company, Inventiva is subject to the provisions of stock exchange regulations, in particular with respect to the handling of inside information, i.e., any information which, if it were made public, would be likely to have a significant effect on the share price.

This Code of Market Conduct applies to any person who may be in possession of inside information (corporate officers, managers, employees, third parties working with the company, etc.).

Insiders should become familiar with and comply with this Code of Market Conduct, insofar as the violation of this regulation may result in administrative and/or criminal sanctions.

Translation for information purposes only

DEFINITIONS

For the purposes of this Code of Market Conduct, the following definitions shall apply:

AMF	Autorité des marchés financiers (the French financial markets authority)

Inside Information(s)	Inside Information is defined in paragraph 1 of this Code of Market Conduct.

Insiders	Occasional and Permanent Insiders

Occasional Insiders

Persons who have access to Inside Information concerning Inventiva from time to time as a result, for example, of their involvement in the preparation and/or performance of a particular transaction (e.g., persons working within Inventiva, such as employees and prospects or third parties acting in the name and on behalf of Inventiva). When this occurs, they will be asked to sign a confidentiality letter.

Permanent Insiders

Persons who, by the nature of their duties or position, have permanent access to all or some of the Inside Information (e.g., persons working within Inventiva, such as, Corporate Officers, Assimilated Persons, any other employee or worker, shareholders of Inventiva, members of management as well as third parties acting in the name and on behalf of Inventiva who, by virtue of their position, have regular access to Inside Information relating directly or indirectly to Inventiva).

Insider List(s)

A list maintained by Inventiva of all persons who have access to Inside Information and who work for Inventiva, or any person acting in their name or on their behalf, under an employment agreement or otherwise perform tasks that give them access to Inside Information, such as advisors, accountants or auditors.

Corporate Officers	The Chief Executive Officer, the Deputy Chief Executive Officer(s) and members of the Board of Directors of Inventiva.

Insider Dealing

Insider dealing includes:

-

a person in possession of Inside Information using it by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Inventiva Securities to which that information relates;

-

the use of recommendations or inducements made by someone with Inside Information, if the person knows, or ought to know, that the information is based on Inside Information; and

Translation for information purposes only

- using Inside Information to cancel or amend an order concerning Inventiva Securities to which such information relates.

Assimilated Persons

Persons or high-level officials who, without being members of the management bodies, have regular access to Inside Information relating directly or indirectly to Inventiva, and the authority to make management decisions regarding the future development and corporate strategy of Inventiva.

Related Persons

Persons closely related to the Corporate Officers and Assimilated Persons, including:

-

their spouse or partner with whom they entered in a civil partnership;

-

children over whom they exercise parental control, or who usually or on a part-time basis reside with them , or for whom they have effective and permanent care;

-

any other relative or relative by marriage who has been living at his or her home for at least one year on the date of the concerned transaction;

-

any individual or legal entity, incorporated under French law or foreign law, and:

(i)

directed, administered or managed by the Corporate Officer or by one of the persons mentioned above and acting in the interest of one of these persons, or

(ii)

which is controlled, directly or indirectly, within the meaning of Article L.233-3 of the French Commercial Code, by the Corporate Officer or by one of the persons mentioned above, or

(iii)

which is established for the benefit of the Corporate Officer or one of the persons mentioned above, or

(iv)

for which the Corporate Officer or one of the persons mentioned above, has at least the majority of the economic benefits.

Regulation

All applicable European and French laws and regulations in force, including Regulation (EU) No. 596/2014 of 16 April 2014 on market abuse, its implementing regulations and delegated regulations, the provisions of the French Monetary and Financial Code, the guidelines and interpretations of the European Securities and Markets Authority (ESMA), the provisions of the AMF General Regulation and the positions and recommendations of the AMF, as well as the rules laid down by this Code of Market Conduct.

Inventiva Securities

All financial instruments issued or to be issued by Inventiva and all derivative financial instruments related thereto (including shares and securities, rights that may be detached from such securities, options and financial contracts relating to such securities and more generally, all financial instruments whose performance would be linked to Inventiva’s activity).

Translation for information purposes only

Transactions on Securities

Any transaction, of any nature whatsoever, relating to one or more Inventiva Securities, executed directly by a Permanent or Occasional Insider or indirectly by any third party to whom the Permanent or Occasional Insider would have communicated Inside Information, including, in particular:

-

any acquisition or disposal of Inventiva Securities, immediate or future, on or off the market;

-

entering into a promise to acquire or dispose of Inventiva Securities, including any derivative transaction with Inventiva Securities as an underlying;

-

any hedging transaction that has the effect of acquiring or transferring the economic risk relating to Inventiva Securities; subscriptions and purchases through the exercise of options or warrants , even if not followed by a sale of the shares held.

Translation for information purposes only

1.	CONCEPT OF INSIDE INFORMATION

Inside information (“Inside Information”) is information of a precise nature, which has not been made public, relating, directly or indirectly, to Inventiva, or one or more Inventiva Securities, and which, if were made public, would be likely to have a significant effect on the price of Inventiva Securities.

Information is deemed to be precise if it refers to a set of circumstances that exists or may reasonably be expected to exist or an event that has occurred or may reasonably be expected to occur, if it is sufficiently precise to draw a conclusion as to the possible effect of that set of circumstances or event on the market price of one or more Inventiva Securities.

Information is likely to have an influence on the share price if a reasonable investor would himself be likely to use it as one of the bases of his investment decisions.

Information ceases to be Inside Information when it is made public. Inside Information should only be considered public if it has been the subject of a press release published by Inventiva and/or a legal publication, and/or the issuance of a financial opinion in the press or has been disclosed in a public document.

The publication in the press or by any other media of rumors relating to information, which have not been officially confirmed, does not mean it loses its status as Inside Information.

By way of example, information on Inventiva’s results, information relating to an acquisition, sale or restructuring transaction concerning Inventiva, information relating to an equity transaction, information relating to Inventiva’s sales activity, information relating to significant litigation, investigations or trials, information relating to clinical progress and clinical results, information relating to financial difficulties and more generally, all information relating to an event concerning Inventiva, if it is likely to have a material influence on the share price, can be considered as Inside Information as long as it has not been made public.

In any event, it is up to each person to review, on a case-by-case basis, and under his or her own responsibility, whether the information he or she possesses can be considered as Inside Information.

However, it is strongly recommended that the ethics officer be consulted in such a case (see paragraph 4 below).

2.	HANDLING OF INSIDE INFORMATION
2.1	Principle of financial disclosure

In accordance with Article 223-2 of the AMF General Regulation, all Inside Information shall be published as soon as possible by the issuer and be time-stamped. The published Inside Information will be available on Inventiva’s website for a period of five years.

The objective of the financial disclosure policy of Inventiva is to ensure the simultaneous, effective and complete dissemination of relevant, accurate, precise and truthful information, disclosed on time and consistent with previous publications.

Translation for information purposes only

Only authorized persons within Inventiva are authorized to provide information to the financial market directly or indirectly, in the press or any other media.

However, it is possible to delay the disclosure of Inside Information provided in particular that the cumulative conditions set out below are met:

-    immediate disclosure is likely to prejudice Inventiva’s legitimate interests,

-    delay of disclosure is not likely to mislead the public, and

-    Inventiva is able to ensure the confidentiality of such information.

The conditions of this delay will be examined by the ethics officer, in consultation, if necessary, with the Corporate Officers and on a regular basis in compliance with the applicable regulations. As soon as the conditions allowing the delay of disclosure are no longer met, such Inside Information whose publication has been delayed shall be made public.

If any Inside Information is not made public as soon as possible, the necessary practical measures will be taken, under a best effort basis, to ensure the confidentiality of such information.

As soon as the confidentiality of the information transmitted is no longer guaranteed, it shall be disclosed immediately.

If the disclosure of Inside Information is delayed due to the existence of a legitimate interest, the AMF is informed a posteriori, immediately after the disclosure of such information which publication had been delayed, by electronic means at the following email address: differepublication@amf-france.org

To assess whether the interest is legitimate, reference should be made in particular to paragraph 1.2.2 of the Guide to Permanent Information and the Handling of Inside Information1 (see Appendix 3 of this Code of Market Conduct).

2.2	Insider List Registration

In accordance with the Regulation, one or more “insider lists” of Permanent Insiders and Occasional Insiders who have access to Inside Information, and who work for Inventiva under an employment agreement or otherwise perform tasks giving them access to Inside Information will be made available to the AMF.

Each Inside Information will be the subject of a dedicated list, which will specify all the persons who have had access to information.

In accordance with the Regulation, the Insider List is established in electronic format and is intended to protect the integrity of the financial markets by allowing, in particular:

-    Inventiva to stay in control of the Inside Information;

-    registrants to be made aware of the obligations and penalties applicable to them; and

-    the AMF to detect and investigate possible market abuse.

1  AMF Position-Recommendation No. 2016-08 of 26 October 2016

Translation for information purposes only

An Insider List2 contains at a minimum:

-    the identity of any person with access to inside information;

-    the reason why this person is on the insider list;

-    the date and time that person had access to inside information; and

-    the date on which the insider list was established.

The Insider List shall be updated promptly if the reason why someone was on the Insider List has changed, a new person has access to Inside Information and therefore needs to be added to the Insider List, and a person ceases to have access to Inside Information.

These Insider Lists will be communicated to the AMF in an electronic format as soon as possible at the AMF’s request.

When registering on an Insider List, Insiders are informed of the Regulation to which they are consequently subject to by means of this Code of Market Conduct. Insiders shall formally acknowledge, in writing, that they have read it.

These obligations and prohibitions also apply on any person who is not registered on the Insider List but who considers, in his or her own discretion, that he or she is in possession of Inside Information.

The Insider List will be stored for at least five (5) years from the date it is established or updated.

Each person registered on an Insider List has a right to access his or her personal information in order to rectify it. This right may be exercised with the ethics officer.

3.	RULES APPLICABLE TO ANY PERMANENT AND OCCASIONAL INSIDER
3.1	General duty of confidentiality

Any Permanent and Occasional Insider who possess Inside Information shall:

-	refrain from communicating such Inside Information to any other person, including within Inventiva, except in the normal course of the exercise of his or her employment, profession or duties;
-	keep any Inside Information confidential with respect to any person, including within Inventiva, whose activity or mission does not require knowledge of such information;
-

refrain from disseminating information or spreading rumors, whether through the media (including the Internet) or by any other means, that give or are likely to give false or misleading statements about Inventiva Securities and/or the situation, results or prospects of Inventiva.

3.2Duty to abstain

Any Permanent or Occasional Insider who possesses Inside Information, which has been presented to him or her as such or which he or she believes can reasonably be qualified as such, is prohibited from the following behavior until such information loses its status of Inside Information, including by being made public:

2  Drawn up in accordance with the model set out in Annex I of Implementing Regulation 2016/347 laying down implementing technical standards with regards to the precise format of insider lists and for updating insider lists in accordance with Regulation No 596/2014 of the European Parliament and of the Council

Translation for information purposes only

to engage or attempt to engage in Insider Dealing;

-	to recommend another person to engage in Insider Dealing or induce another person to engage in Insider Dealing; or
-

to unlawfully disclose Inside Information, i.e., disclose such information to another person, except when such disclosure takes place in the normal course of the exercise of a person’s employment, profession or duties.

The attention of Permanent and Occasional Insiders is drawn to the risk and penalties associated with any violation of legal provisions (see Section 5 below) represented by the execution of Transactions on Securities by:

-	persons who are close to them, including in particular Related Persons,
-

and, more generally, all persons who, because of the relationship they have with the concerned Permanent or Occasional Insider, could be suspected of having leverage Inside Information communicated by the Permanent or Occasional Insider.

In addition, persons in possession of sensitive information that may constitute Inside Information should refrain from executing Transactions on Securities.

In any event, Permanent and Occasional Insiders, as well as any person holding sensitive information about Inventiva, shall consult the Ethics Officer prior to any Transaction on Securities.

3.3	Blackout windows
3.3.1	Scheduled windows

Any person exercising managerial responsibilities with the Company, even if he or she is not in possession of Inside Information, any Permanent and Occasional Insider shall refrain from trading in Inventiva Securities during the period starting:

-	thirty (30) calendar days prior to the date on which a press release on the annual and half-year results or the complete quarterly financial statements are published; or
-	fifteen (15) calendar days prior to the date on which the quarterly or interim information is made public, as the case may be.

Persons subject to these windows are only authorized to trade in Inventiva Securities the day after the publication of such information. These persons are invited to read Inventiva’s financial publication schedule as posted on its website.

Nevertheless, in accordance with the Regulation, Inventiva may authorize a Corporate Officer or an Assimilated Person to trade on its own behalf or on behalf of a third party during a blackout window:

-	on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial hardship that requires the immediate sale of shares; or
-

due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change.

Translation for information purposes only

Any person wishing to benefit from this exceptional authorization procedure must make a written request to the attention of the Ethics Officer (see Section 4 of this Code).

3.3.2	Special provisions relating to stock options
(a)	Obligations of Inventiva

It should be noted that, pursuant to Article L.225-177 of the French Commercial Code, stock options may not be granted:

-	within ten (10) trading days preceding and following the date on which the consolidated financial statements (or, failing that, the annual financial statements) are made public;
-

within the period between the date on which the body or person competent to grant the options becomes aware of Inside Information, and the date which is ten (10) trading days after the date on which this information is made public;

-	within the period of twenty (20) trading days following (i) the ex-dividend date of a coupon entitling the holder to a dividend or (ii) a capital increase.
(b)	Obligations of stock option holders

The law provides that Permanent and Occasional Insiders of Inventiva holding stock options shall not exercise their stock options:

-	if they possess Inside Information;
-	during the “blackout windows” described in paragraph 3.3.

The penalties applicable in this regard are set out in paragraph 5 below.

3.3.3	Special provisions relating to free shares

In accordance with Article L.225-197-1 I of the French Commercial Code, and in order to avoid any crime or breach of insider trading regulations, free shares may not be sold by their holders at the end of the holding period:

-	within ten (10) trading days preceding and three (3) trading days following the date on which the consolidated financial statements, or failing that, the annual financial statements, are made public;
-

within the period between the date on which Inventiva’s corporate bodies become aware of Inside Information, and the date which is ten (10) trading days after the date on which this information is made public.

Notwithstanding the above, if an Insider possesses Inside Information outside the above-mentioned blackout windows (paragraph 3.3), the insider must refrain from any intervention in Inventiva Securities.

3.4	Reporting obligations

Corporate Officers, Assimilated Persons and Related Persons are required to report to the AMF any Transaction on Securities they have executed within three (3) business days of the completion of the Transaction on Securities.

Translation for information purposes only

A list of all persons exercising managerial responsibilities, including Corporate Officers and Assimilated Persons, and Related Persons shall be drawn up.

Corporate Officers and Assimilated Persons will be notified in writing of their reporting obligations of Transactions on Securities. These persons shall notify the Related Persons in writing of their reporting obligations of Transactions on Securities, and keep a copy of this notification.

Prior to this notification, the Corporate Officers, Assimilated Persons and Related Persons will inform the ethics officer.

The notification must be made online on the AMF’s extranet site at the following address:

https://onde.amf-france.org/RemiseInformationEmetteur/Client/PTRemiseInformationEmetteur.aspx

The AMF exempts certain transactions from this reporting obligation, as set out in Appendix 1 of this Code of Market Conduct.

The reporting obligation only applies from the moment when the total amount of Transactions on Securities executed during the calendar year exceeds €20,000.

Corporate Officers, as well as their spouses and dependent children, are required to hold all their Inventiva Securities, as well as the Inventiva Securities that they may acquire at a later date, in registered form 3.

4.	ETHICS OFFICER

Any person who has questions or doubts about the interpretation or application of the Regulation, about the status as Inside Information of information he or she possess or about the possibility for him or her to execute a Transaction on Securities, is recommended to consult the ethics officer.

The Ethics Officer only gives an advisory opinion that is not binding on the recipient, who is ultimately responsible for complying with the applicable Regulation.

As part of his mission, the Ethics Officer may be required to:

-	identify Inside Information (and, where applicable, the Occasional Insiders), upon referral by any person, in consultation, where applicable, with the Corporate Officers;
-

inform Permanent and Occasional Insiders in advance of the periods of abstention (referred to as “blackout windows”) resulting from the publication of Inventiva’s annual, half-yearly and quarterly financial statements (as defined in Article 3.3.1 above), from the dates scheduled for such publication defined annually;

-	receive notifications by the Corporate Officers and Assimilated Persons of their Transactions on Securities, under the conditions defined by Article 3.4 above;

3  L. 225-109 of the French Commercial Code

Translation for information purposes only

-	inform, as soon as possible, the Chief Executive Officer of Inventiva of any violation of the provisions of this Code of Market Conduct;
-

establish and maintain the list of Permanent Insiders and, where applicable, the lists of Occasional Insiders in accordance with the provisions of Article L.621-18-4 of the French Monetary and Financial Code and Articles 223-27 and seq. of the AMF General Regulation;

-	inform Permanent Insiders and Occasional Insiders as soon as possible of their registration on each list referred to above;
-	ensure that the lists of Permanent Insiders and Occasional Insiders are updated, communicate them to the AMF at its request and keep them for five years from their establishment and updating;
-	establish, pursuant to Article 223-24 of the AMF General Regulation, and keep up to date, the list of Assimilated Persons that it transmits simultaneously to the Assimilated Persons and to the AMF.
5.	SANCTIONS

Depending on the case, the non-compliance with French regulations by an Occasional and Permanent Insider, whether registered on an Insider List or not, constitutes a criminal offence or an administrative breach. Please refer to the legal texts and the AMF General Regulation reproduced in Appendix 2.

5.1	Criminal offenses and penalties

Article L. 465-1-I-A of the French Monetary and Financial Code provides that it is punishable by five years’ imprisonment and a fine of €100 million (this amount may be increased up to ten times the amount of the benefit derived from the offence, but the fine may not be less than this benefit) for any Permanent and Occasional Insider who has knowledge of Inside Information, to use of this Inside Information by executing, for himself or for others, either directly or indirectly, one or more transactions or by cancelling or amending one or more orders placed by the same person before publication of such Inside Information.

Article L. 465-2 of the French Monetary and Financial Code provides that the fact that an Occasional or Permanent Insider recommends the execution of one or more transactions in the financial instruments to which the Inside Information relates or encourages the execution of such transactions on the basis of this Inside Information is punishable by the same penalties.

5.2	Administrative penalties

Independently of the criminal penalties referred to above, in the event of non-compliance with the rules set out in paragraph 3 of this Code of Market Conduct and pursuant to Article L. 621-15 of the French Monetary and Financial Code, the AMF may impose a penalty of €100 million or a fine equal to ten times the revenue generated.

This financial penalty may be subject to an increase, up to 10% of its amount, charged to the person sanctioned and intended to finance assistance to the victims of the offences concerned.

These penalties apply to both natural persons and legal entities.

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**

*

For any further information relating to the interpretation, use or application of this Code of Market Conduct, you can contact the Ethics Officer, [***] at INVENTIVA (Tel: [***])

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Appendix 1.

Notification to the AMF

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Appendix 2.

Sanctions

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